EXHIBIT 99.1

[GENCORP LOGO]

News Release

Investor Contact:	Yasmin Seyal
senior vice president & chief financial officer
916-351-8585

Press Contact:	Linda Beech Cutler
vice president, corporate communications
916-351-8650

For Immediate Release

GenCorp Raises 2003 Earnings Guidance and Provides
Initial 2004 Sales and Earnings Outlook

SACRAMENTO, Calif., — January 9, 2004 — GenCorp Inc. (NYSE: GY) today raised its earnings guidance for 2003. The Company expects earnings per share for 2003 to be above its previously announced range of $0.41 to $0.46 per share. The Company expects to announce its 2003 year-end results in late January.

For 2004, GenCorp expects sales to increase, driven primarily by the inclusion of Atlantic Research Corporation’s (ARC) operations for a full year, the acquisition of which was completed by the Company in October 2003. For 2004, the Company expects a loss as a result of non-cash, pre-tax expense from employee retirement benefit plans of approximately $55 million, compared to nominal non-cash, pre-tax expense in 2003. The expected change in pre-tax employee retirement benefit expense in 2004 is primarily due to the recognition of the under performance of our U.S. pension plan assets resulting from lower market investment returns in 2001 and 2002 and a decrease in the discount rate due to lower interest rates. The Company uses a five-year period to recognize gains and losses on pension plan assets. The Company’s U.S. pension plans remain overfunded and the Company does not expect to have to make any net cash contributions in 2004.

In terms of segment performance for 2004, sales for the Aerospace and Defense segment are expected to increase significantly over 2003, primarily as a result of the inclusion of a full year of ARC’s operations. With the ARC acquisition and the acquisition of the

General Dynamics Ordnance and Tactical Systems Space Propulsion and Fire Suppression business completed in October 2002, based on expected 2004 sales, Aerojet will almost double its sales from 2002 to 2004, although segment margins are expected to decrease as a result of a change in the mix of production and development contracts. The Company continues to evaluate potential acquisitions that meet the Company’s strategic and financial criteria to grow its Aerospace and Defense business.

The Company continues to make progress towards monetizing its real estate assets. For 2004, the Company expects to continue its leasing activities and to sell selected real estate.

For the Aerojet Fine Chemicals segment, 2004 sales are expected to increase slightly over 2003 and margins are expected to remain relatively stable.

GDX Automotive (GDX) 2004 sales are expected to decrease, driven primarily by a combination of OEM price reductions and projected net lower volumes. The Company also expects lower margins for this segment, as GDX addresses under-utilization of plant capacities, new launch start-up costs and OEM pricing pressures.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present (without limitation) management’s expectations, beliefs, plans and objectives, future financial performance and assumptions underlying, or judgments concerning, the matters discussed in such statements. The words “believe,” “estimate,” “anticipate,” “project” and “expect,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

•	Legal and regulatory developments that may have an adverse impact on the Company or its segments. For example: 1) the Company’s operations and financial condition could be adversely impacted if the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division), which is described in more detail in Note 8 to our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003, is upheld on appeal and the offsets to which the Company believes it is entitled are not realized; 2) restrictions on real estate development that could delay the Company’s proposed real estate development activities; 3) a change in toxic tort or asbestos litigation trends that is adverse to the Company; and 4) changes in international tax laws or currency controls.

•	Changes in Company-wide or business segment strategies, which may result in changes in the types or mix of business in which the Company is involved or chooses to invest.

•	Changes in U.S., global or regional economic conditions, which may affect, among other things, 1) customer funding for the purchase of Aerospace and Defense products which may impact the Aerospace and Defense segment’s business base and, as a result, impact its ability to recover environmental costs; 2) consumer spending on new vehicles which could reduce demand for products from the GDX Automotive segment; 3) health care spending and demand for the pharmaceutical ingredients produced by the Fine Chemicals segment; 4) the Company’s ability to successfully complete its real estate activities; and 5) the funded status and costs related to employee retirement benefit plans.

•	Certain risks associated with the Company’s Aerospace and Defense segment’s role as a defense contractor including: 1) the right of the U.S. government to terminate any contract for convenience; 2) modification or termination of U.S. government contracts due to lack of congressional funding; and 3) the lack of assurance that bids for new programs will be successful or that customers will exercise contract options or seek follow-on contracts with the Company due to the competitive marketplace in which the Company competes.

•	Changes in U.S. and global financial markets, including market disruptions, and significant currency or interest rate fluctuations, which may impede the Company’s access to, or increase the cost of, external financing for its operations and investments or materially affect results of operations and cash flows.

•	Increased competitive pressures both domestically and internationally which may, among other things, affect the performance of the Company’s businesses. For example, the automotive industry is increasingly outsourcing the production of key vehicle sub-assemblies and, accordingly, industry suppliers, such as the Company’s GDX Automotive segment, will need to demonstrate the ability to be a reliable supplier of integrated components to maintain and expand its market share.

•	Labor disputes, which may lead to increased costs or disruption of operations in the Company’s Aerospace and Defense, GDX Automotive and Fine Chemicals segments.

•	Changes in product mix, which may affect automotive vehicle preferences and demand for the Company’s GDX Automotive segment’s products.

•	Technological developments or patent infringement claims which may impact the use of critical technologies in the Company’s GDX Automotive, Aerospace and Defense and Fine Chemicals segments leading to reduced sales or increased costs.

•	An unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or change in proceedings or investigations pending against the Company.

These and other factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2002 and its subsequent filings with the Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company’s control.

GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company’s website at www.GenCorp.com.

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